Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Ingram Micro Holding Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities.

Security Type	Security Class Title	Fee Calculation Rule	Amount to be registered (1)	Proposed maximum offering price per share	Maximum aggregate offering price	Fee Rate	Amount of registration fee

Equity	Common Stock, par value $0.01 per share	457(h)	20,347,826 (2)	$22.00 (3)	$447,652,172.00	$0.00015310	$68,535.55

Total Offering Amounts					$447,652,172.00		$68,535.55

Total Fee Offsets							$0.00

Net Fees Due							$68,535.55

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers an indeterminable number of additional shares of common stock of Ingram Micro Holding Corporation (the “Company” or “Registrant”), par value $0.01 per share (“Common Stock”), as may hereafter be offered or issued under the Company’s 2024 Stock Incentive Plan (the “Incentive Plan”), to prevent dilution resulting from any future stock splits, stock dividends or similar adjustments of the outstanding Common Stock.

(2)	Represents 20,347,826 shares of Common Stock reserved and available for issuance under the Incentive Plan as of the date of this Registration Statement.
(3)

Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rule 457(h) under the Securities Act. The proposed maximum offering price per share and the maximum aggregate offering price are based on the initial public offering price of the Common Stock of $22.00 per share, as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-282404), as amended (the “S-1 Registration Statement”).

Table 2: Fee Offset Claims and Sources

Not applicable